Exhibit 4(n)-3

WPD HOLDINGS UK

(formerly known as "SWEB HOLDINGS UK")

and

WESTERN POWER DISTRIBUTION HOLDINGS LIMITED

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee, Principal Paying Agent, Security Registrar and Transfer Agent

and

DEUTSCHE BANK LUXEMBOURG S.A.,
as Paying and Transfer Agent

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 30, 2003

Debt Securities

THIS SECOND SUPPLEMENTAL INDENTURE is made as of the 30th day of January, 2003, by and among WPD HOLDINGS UK (formerly known as "SWEB Holdings UK"), an unlimited liability company registered under the laws of England and Wales, with UK Company Registration Number 3585938 (the "Company"), WESTERN POWER DISTRIBUTION HOLDINGS LIMITED, a private company limited by shares and registered under the laws of England and Wales, with UK Company Registration Number [•] ("WPDHL"), DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as "Bankers Trust Company"), a New York banking corporation, as trustee, principal paying agent, security registrar and transfer agent (the "Trustee") and DEUTSCHE BANK LUXEMBOURG S.A. (formerly known as "Bankers Trust Luxembourg S.A."), as Paying and Transfer Agent (the "Agent").

W I T N E S S E T H:

WHEREAS, the Company, the Trustee and the Agent have heretofore entered into an Indenture, dated as of March 16, 2001 (the "Original Indenture"), to provide for the issuance of unsecured securities;

WHEREAS, the Company, the Trustee and the Agent have heretofore entered into a First Supplemental Indenture, dated as of March 16, 2001 (the "First Supplemental Indenture"), to provide, among other things, for the issuance of 6.75% Notes due 2004, 6.875% Notes due 2007, 6.50% Notes due 2008, 7.25% Notes due 2017 and 7.375% Notes due 2028 (collectively, the "Notes");

WHEREAS, the Original Indenture and the First Supplemental Indenture are incorporated herein by reference and the Original Indenture and the First Supplemental Indenture, as supplemented by this Second Supplemental Indenture, are herein called the "Indenture";

WHEREAS, Section 801 of the Indenture permits the conveyance or transfer of the Company's properties and assets substantially as an entirety under the Indenture, the Notes and all other documents, agreements and instruments related thereto to WPDHL, as the successor entity, which hereby expressly assumes by this Second Supplemental Indenture the Company's applicable obligations on the Notes;

WHEREAS, upon the assumption of such obligations by WPDHL in accordance with Section 802 of the Indenture, the Company shall be released from such obligations;

WHEREAS, this Second Supplemental Indenture is being executed in connection with the transfer to and assumption by WPDHL of the assets and liabilities of the Company as an entirety or substantially as an entirety (the "Sale");

WHEREAS, Section 901(i) of the Indenture provides that the Company and the Trustee may at any time without the consent of the holders of the Notes (the "Holders") supplement the Indenture to evidence the assumption by a successor entity of the covenants of the Company therein and in the Notes; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the parties have been done or performed;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE ONE

Transfer, Assumption and Release

SECTION 101.  Transfer by the Company to WPDHL. As of the date hereof, in connection with the Sale, the Company hereby transfers all of the Company's obligations under the Indenture, the Notes and all other documents, agreements and instruments related thereto to WPDHL.

SECTION 102.  Assumption by WPDHL; Release of the Company. As of the date hereof, WPDHL hereby expressly assumes all obligations of the Company under the Indenture, the Notes and all other documents, agreements and instruments related thereto and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and all other documents, agreements and instruments related thereto with the same effect as if WPDHL had been named as the Company therein, and thereafter the Company shall be relieved of all rights and obligations under the Indenture and the Notes.

ARTICLE TWO

Miscellaneous

SECTION 201.  Execution as Supplemental Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and the First Supplemental Indenture, as provided in the Original Indenture, and this Second Supplemental Indenture forms a part thereof. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 202.  Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 203.   Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 204.  Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by WPDHL shall bind its successors and assigns, whether so expressed or not.

SECTION 205.  Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 206.  Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

SECTION 207.  Execution and Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 208.  Governing Law. This Second Supplemental Indenture shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.

WPD HOLDINGS UK
By:_________________________
Name:
Title:

WESTERN POWER DISTRIBUTION
HOLDINGS LIMITED
By:__________________________
Name:
Title:

DEUTSCHE BANK TRUST COMPANY
AMERICAS,
as Trustee, Principal Paying Agent, Security
Registrar and Transfer Agent
By:__________________________
Name:
Title:

DEUTSCHE BANK LUXEMBOURG S.A.,
as Paying and Transfer Agent
By:__________________________
Name:
Title: